As filed with the Securities and Exchange Commission on December 28, 2020

Registration No. 333-249532

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ecoark Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3089	30-0680177
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

303 Pearl Parkway Suite 200, San Antonio, TX 78215

1-800-762-7293

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randy S. May

Chief Executive Officer

Ecoark Holdings, Inc.

303 Pearl Parkway Suite 200, San Antonio, TX 78215

1-800-762-7293

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Harris, Esq.

Elizaveta Ivanova, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, Florida 33410

(561) 686-3307

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offering only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 2 (this “Amendment”) to the Registration Statement on Form S-3 (File No. 333-249532) of Ecoark Holdings, Inc. (the “Company”), as filed on October 16, 2020 and amended by Pre-Effective Amendment No. 1 filed on December 22, 2020 (the “Registration Statement”), is being filed for the sole purpose of including in the prospectus the selected financial data showing the effect on certain information included in the Company’s audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and unaudited financial statements included in its Quarterly Reports on Form 10-Q for the three months ended June 30, 2020 and September 30, 2020, incorporated by reference in the Registration Statement, of the 1-for-5 reverse stock split of the Company’s issued and outstanding common stock and a simultaneous proportionate reduction in the number of shares of common stock the Company is authorized to issue, which became effective as of December 17, 2020.

In addition, the Exhibit Index included in Part II of the Registration Statement is hereby amended and restated in its entirety, and this Amendment includes the legal opinion filed as Exhibit 5.1 and the consents filed as Exhibits 23.1, 23.2, 23.3 and 23.4. Except as described above, no other changes have been made to the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 28, 2020

PROSPECTUS

$80,000,000

Common Stock

Preferred Stock

Warrants

Units

Ecoark Holdings, Inc. intends to offer and sell from time to time the securities described in this prospectus. The total offering price of the securities described in this prospectus will not exceed a total of $80,000,000.

This prospectus describes some of the general terms that apply to the securities. We will provide specific terms of any securities we may offer in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. The prospectus supplement also may add, update or change information contained or incorporated in this prospectus.

We may offer and sell these securities to or through one or more underwriters, brokers or agents, or directly to purchasers on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities.

Our common stock is quoted on OTCQB under the symbol “ZEST.” On December 24, 2020, the last reported sales price of our common stock on OTCQB was $12.00 per share. The numbers of shares of common stock contained in the financial statements do not give effect to a 1-for-5 reverse stock split effective as of December 17, 2020. See “Prospectus Summary – Selected Financial Data” for further information.

Investing in our securities involves risks. You should read carefully and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and on page 9 of this prospectus and in the applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December ___, 2020

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are not offering to sell or seeking offers to buy shares of common stock or other securities in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock or other securities. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

i

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our securities. Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto references to “Ecoark,” the “Company,” “we,” “us,” and “our” refer to Ecoark Holdings, Inc. and its consolidated subsidiaries.

About This Prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “Commission”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the Commission as indicated under the section entitled “Incorporation of Certain Information by Reference.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement also may add, update or change information contained in this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

Our Company

Ecoark Holdings, Inc., a Nevada corporation, is a diversified holding company with operations in three areas: (i) oil and gas, including exploration, production and drilling operations on over 20,000 cumulative acres of active mineral leases in Texas, Louisiana, and Mississippi and transportation services, (ii) post-harvest shelf-life and freshness food management technology, and (iii) financial services. Since the acquisition of Banner Midstream Corp. (“Banner Midstream”) on March 27, 2020, which currently comprises our exploration, production and drilling operations (the “Banner Acquisition”), the Company has focused its efforts to a considerable extent on expanding its exploration and production footprint and capabilities by acquiring real property and working interests in oil and gas mineral leases, including the following transactions:

●	acquisition on June 11, 2020 of certain energy assets, including 262 total wells in Mississippi and Louisiana, approximately 9,000 acres of active mineral leases, and drilling production materials and equipment, from SR Acquisition I, LLC as part of the ongoing bankruptcy reorganization of Sanchez Energy Corporation. The acquired wells included 57 active producing wells, 19 active disposal wells, 136 shut-in with future utility wells, and 50 shut-in pending plugging wells;

●	acquisition on June 18, 2020 of certain energy assets, including wells, active mineral leases, and drilling production materials and equipment, from SN TMS, LLC as part of the ongoing bankruptcy reorganization of Sanchez Energy Corporation;

●	acquisition of certain real property and working interests in oil and gas mineral leases pursuant to the Asset Purchase Agreement with Rabb Resources, Ltd., dated August 14, 2020;

●	acquisition of certain additional working interests in the Harry O’Neal oil and gas mineral lease, the related well bore, crude oil inventory and equipment, pursuant to three Asset Purchase Agreements, dated September 30, 2020; and

●	participation agreement entered into on October 9, 2020 with BlackBrush Oil & Gas, L.P. related to a joint drilling venture in the Austin Chalk formation and the acquisition in connection therewith of two contiguous oil and gas mineral leases in the Austin Chalk formation, including shallow and deep drilling rights.

Our efforts with respect to the freshness food management solution offered through Zest Labs, Inc., our wholly owned subsidiary (“Zest”), have been focused on preparing for trial in our previously disclosed lawsuit against Walmart, Inc., which is scheduled to begin in late March 2021 in Little Rock, Arkansas.

In its most recent quarter ended September 30, 2020, almost all of the Company’s revenues came from the oil and gas business with a minor contribution from its advisory business, Trend Discovery Holdings LLC.

Reverse Stock Split

Effective with the opening of trading on December 17, 2020, the Company effected a one-for-five reverse split of its outstanding common stock (the “Reverse Split”). As of that date, there were approximately 21,571,588 shares of common stock outstanding. The Reverse Split was implemented without obtaining stockholder approval as permitted by Nevada law, and the authorized common stock was proportionately reduced to 40,000,000 shares. See “Description of Capital Stock” for information on the Reverse Split and the special stockholders’ meeting to ratify an action taken at our annual stockholders’ meeting in February 2020 and approve a proposed reduction of our authorized common stock.

Selected Financial Data

The share and per-share data in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and our Quarterly Reports on Form 10-Q for the three months ended June 30, 2020 and for the three months ended September 30, 2020, in each case incorporated by reference in this prospectus, has not been retroactively adjusted to give effect to the Reverse Split. However, except specified otherwise, all historical share and per-share data included in this prospectus has been adjusted to reflect the impact of the Reverse Split.

The following selected financial data has been derived from our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and our unaudited financial statements included in our Quarterly Reports on Form 10-Q for the three months ended June 30, 2020 and for the three months ended September 30, 2020, as adjusted to reflect the Reverse Split for all periods presented. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

AS REPORTED (in thousands, except per share amounts):

	Years Ended March 31,
	2020	2019
Consolidated Statement of Operations Data:
Revenues	$581	$1,062
Net loss from continuing operations	$(12,139)	$(11,405)
Net loss per share, basic and diluted	$(0.18)	$(0.27)
Shares used in calculation of net loss per share, basic and diluted	64,054	51,010

	As of March 31
	2020	2019
Consolidated Balance Sheet Data:
Total assets	$24,916	$2,528
Long-term debt, net of current portion	$421	$-
Lease liability, net of current portion	$510	$-
Common stock, $0.001 par value; 200,000 and 100,000 shares authorized; 85,876 shares issued 85,291 shares outstanding as of March 31, 2020 and 52,571 shares issued and 51,986 shares outstanding as of March 31, 2019	$86	$53
Additional paid-in capital	$135,355	$113,310
Total stockholders’ equity (deficit)	$5,747	$(4,194)

	Three Months Ended June 30,
	2020	2019
	(unaudited)
Consolidated Statement of Operations Data:
Revenues	$2,313	$35
Net loss from continuing operations	$(21,181)	$(1,648)
Net loss per share, basic and diluted	$(0.23)	$(0.03)
Shares used in calculation of net loss per share, basic and diluted	91,784	53,819

	As of
	June 30,	March 31,
	2020	2020
	(unaudited)
Consolidated Balance Sheet Data:
Total assets	$27,828	$24,916
Long-term debt, net of current portion	$3,231	$421
Lease liability – financing and operating leases, net of current portion	$460	$510
Common stock, $0.001 par value; 200,000 shares authorized; 98,604 shares issued 98,019 shares outstanding as of June 30, 2020 and 85,876 shares issued 85,291 shares outstanding as of March 31, 2020	$99	$86
Additional paid-in capital	$148,100	$135,355
Total stockholders’ equity (deficit)	$(2,676)	$5,747

	Three Months Ended September 30,
	2020	2019
	(unaudited)
Consolidated Statement of Operations Data:
Revenues	$3,278	$44
Net income (loss) from continuing operations	$8,985	$(4,389)
Net income (loss) per share, basic	$0.09	$(0.07)
Net income (loss) per share, diluted	$0.08	$(0.07)
Shares used in calculation of net income (loss) per share, basic	100,879	61,967
Shares used in calculation of net loss per share, diluted	118,223	61,967

	Six Months Ended September 30,
	2020	2019
	(unaudited)
Consolidated Statement of Operations Data:
Revenues	$5,591	$79
Net loss from continuing operations	$(12,196)	$(6,035)
Net loss per share, basic and diluted	$(0.13)	$(0.10)
Shares used in calculation of net loss per share, basic and diluted	96,357	58,227

	As of
	September 30,	March 31,
	2020	2020
	(unaudited)
Consolidated Balance Sheet Data:
Total assets	$33,502	$24,916
Long-term debt, net of current portion	$3,558	$421
Lease liability – financing and operating leases, net of current portion	$734	$510
Common stock, $0.001 par value; 200,000 shares authorized; 106,016 shares issued 105,431 shares outstanding as of September 30, 2020 and 85,876 shares issued 85,291 shares outstanding as of March 31, 2020	$106	$86
Additional paid-in capital	$159,575	$135,355
Total stockholders’ equity	$17,791	$5,747

AS ADJUSTED FOR ONE-FOR-FIVE REVERSE STOCK SPLIT

(unaudited, in thousands, except per share amounts):

	Years Ended March 31,
	2020	2019
	(unaudited)
Consolidated Statement of Operations Data:
Revenues	$581	$1,062
Net loss from continuing operations	$(12,137)	$(13,650)
Net loss per share, basic and diluted	$(0.90)	$(1.35)
Shares used in calculation of net loss per share, basic and diluted	12,811	10,202

	As of March 31
	2020	2019
	(unaudited)
Consolidated Balance Sheet Data:
Total assets	$24,916	$2,528
Long-term debt, net of current portion	$421	$-
Lease liability, net of current portion	$510	$-
Common stock, $0.001 par value; 40,000 and 20,000 shares authorized, 17,175 shares issued and 17,058 shares outstanding as of March 31, 2020 and 10,515 shares issued and 10,397 outstanding as of March 31, 2019	$17	$11
Additional paid-in capital	$135,424	$113,352
Total stockholders’ equity (deficit)	$5,747	$(4,194)

	Three Months Ended June 30,
	2020	2019
	(unaudited)
Consolidated Statement of Operations Data:
Revenues	$2,313	$35
Net loss from continuing operations	$(21,181)	$(1,648)
Net loss per share, basic and diluted	$(1.15)	$(0.15)
Shares used in calculation of net loss per share, basic and diluted	18,357	10,764

	As of
	June 30,	March 31,
	2020	2020
	(unaudited)
Consolidated Balance Sheet Data:
Total assets	$27,828	$24,916
Long-term debt, net of current portion	$3,231	$421
Lease liability – financing and operating leases, net of current portion	$460	$510
Common stock, $0.001 par value; 40,000 shares authorized; 19,721 shares issued 19,604 shares outstanding as of June 30, 2020 and 17,175 shares issued and 17,058 shares outstanding as of March 31, 2020	$20	$17
Additional paid-in capital	$148,179	$135,424
Total stockholders’ equity (deficit)	$(2,676)	$5,747

	Three Months Ended September 30,
	2020	2019
	(unaudited)
Consolidated Statement of Operations Data:
Revenues	$3,278	$44
Net income (loss) from continuing operations	$8,985	$(4,389)
Net income (loss) per share, basic	$0.45	$(0.35)
Net income (loss) per share, diluted	$0.40	$(0.35)
Shares used in calculation of net loss per share, basic	20,176	12,393
Shares used in calculation of net loss per share, diluted	23,645	12,393

	Six Months Ended September 30,
	2020	2019
	(unaudited)
Consolidated Statement of Operations Data:
Revenues	$5,591	$79
Net loss from continuing operations	$(12,196)	$(6,035)
Net loss per share, basic and diluted	$(0.65)	$(0.50)
Shares used in calculation of net loss per share, basic and diluted	19,271	11,645

	As of
	September 30, 2020	March 31, 2020
	(unaudited)
Consolidated Balance Sheet Data:
Total assets	$33,502	$24,916
Long-term debt, net of current portion	$3,558	$421
Lease liability – financing and operating leases, net of current portion	$734	$510
Common stock, $0.001 par value; 40,000 shares authorized; 21,203 shares issued 21,086 shares outstanding as of September 30, 2020 and 17,175 shares issued and 17,058 shares outstanding as of March 31, 2020	$21	$17
Additional paid-in capital	$159,660	$135,424
Total stockholders’ equity	$17,791	$5,747

Unaudited Pro Forma Selected Financial Data

Also included below is selected unaudited pro forma consolidated statement of operations data derived from the notes to the financial statements included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and the Quarterly Reports on Form 10-Q for the three months ended June 30, 2020 and the three months ended September 30, 2020, giving effect to the merger with Trend Discovery Holdings Inc. on May 31, 2019, and the acquisition of Banner Midstream Corp. on March 27, 2020, as adjusted to reflect the Reverse Split for all periods presented. The unaudited pro forma consolidated statement of operations data presents what our selected results of operations would have been if we had owned Trend Discovery Holdings Inc. as of April 1, 2018 and Banner Midstream Corp.as of April 1, 2019, as further retroactively adjusted to give effect to the Reverse Split.

PRO FORMA, AS REPORTED (in thousands, except per share amounts):
	Years Ended March 31,
	2020	2019
		(unaudited)
Revenues	$16,297	$10,101
Net loss from continuing operations	$(17,618)	$(17,351)
Net loss per share, basic and diluted	$(0.28)	$(0.34)
Shares used in calculation of net loss per share, basic and diluted	64,054	51,010
Common shares outstanding at year-end	85,291	51,986

	Three Months Ended June 30,
	2020	2019
	(unaudited)
Revenues	$2,313	$4,894
Net loss from continuing operations	$(21,181)	$(2,270)
Net loss per share, basic and diluted	$(0.23)	$(0.04)
Shares used in calculation of net loss per share, basic and diluted	91,784	53,819
Common shares outstanding at period end	98,019	57,486

	Three Months Ended September 30,
	2020	2019
	(unaudited)
Revenues	$3,278	$606
Net income (loss) from continuing operations	$8,985	$(9,413)
Net income (loss) per share, basic	$0.09	$(0.16)
Net income (loss) per share, diluted	$0.08	$(0.16)
Shares used in calculation of net income (loss) per share, basic	100,879	61,967
Shares used in calculation of net income (loss) per share, diluted	118,223	61,967
Common shares outstanding at period end	105,431	62,063

PRO FORMA, AS ADJUSTED FOR ONE-FOR-FIVE REVERSE STOCK SPLIT

(unaudited, in thousands, except per share amounts):

	Years Ended March 31,
	2020	2019
	(unaudited)
Revenues	$16,297	$10,101
Net loss from continuing operations	$(17,618)	$(17,351)
Net loss per share, basic and diluted	$(1.40)	$(1.70)
Shares used in calculation of net loss per share, basic and diluted	12,811	10,202
Common shares outstanding at year-end	17,058	10,397

	Three Months Ended June 30,
	2020	2019
	(unaudited)
Revenues	$2,313	$4,894
Net loss from continuing operations	$(21,181)	$(2,270)
Net loss per share, basic and diluted	$(1.15)	$(0.20)
Shares used in calculation of net loss per share, basic and diluted	18,357	10,764
Common shares outstanding at period end	19,604	11,497

	Three Months Ended September 30,
	2020	2019
	(unaudited)
Revenues	$3,278	$606
Net income (loss) from continuing operations	$8,985	$(9,413)
Net income (loss) per share, basic	$0.45	$(0.80)
Net income (loss) per share, diluted	$0.40	$(0.80)
Shares used in calculation of net loss per share, basic	20,176	12,393
Shares used in calculation of net loss per share, diluted	23,645	12,393
Common shares outstanding at period end	21,086	12,413

	Six Months Ended September 30,
	2020	2019
	(unaudited)
Revenues	$5,591	$5,500
Net loss from continuing operations	$(12,196)	$(11,683)
Net (loss) per share, basic and diluted	$(0.65)	$(1.00)
Shares used in calculation of net loss per share, basic and diluted	19,271	11,645
Common shares outstanding at period end	21,086	12,413

Risks associated with our business

Our business is subject to a number of risks and uncertainties, including those discussed under “Risk factors” beginning on page 9 of this prospectus. These risks include, among others, the following:

●	until recently, we had incurred significant losses since inception, we may continue to incur losses in the future and may not be able to generate sufficient revenue to achieve and maintain profitability;

●	we require additional capital to fund our business and support our growth, including approximately $4.7 million of drilling and completion expenses of an initial deep horizontal well in the Austin Chalk formation payable in January 2021, and our inability to generate and obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects;

●	significant volatility of oil and gas prices, including as the result of the COVID-19 pandemic and the uncertainty relating to its continuation and impact on the U.S. and global economy;

●	uncertainty related to the delay in closing the proposed $35 million secured loan transaction;

●	the uncertainty of future results due to limited operating history;

●	we may be required to recognize goodwill impairment charges, which could have a material adverse impact on our operating results;

●	we may be required to record significant non-cash impairment charges related to a reduction in the carrying value of our proved oil and gas properties;

●	our near-term success will depend on our ability to grow our oilfield services and transportation operations;

●	we face intense competition in the oil and gas industry;

●	our future cash flows and results of operations, are highly dependent on our ability to efficiently develop our current oil reserves and economically find or acquire additional recoverable reserves;

●	we face significant risks related to drilling and production activities;

●	future changes in the climate change regulatory regime, which would have the effect of reducing demand for fossil fuels and negatively impact our stock price and ability to access capital markets;

●	potential future changes in the regulation of hydraulic fracturing;

●	potential inability to retain and attract qualified drivers, including owner-operators;

●	potential risk that the drivers who we rely upon in our transportation business will be classified as employees rather than independent contractors; and

●	the uncertainty related to the outcome of the pending litigation related to the protection of our intellectual property rights.

Corporate Information

Our principal executive offices are located at 303 Pearl Parkway Suite 200, San Antonio, 78215 TX, and our telephone number is 1 (800) 762-7293. Our website address is www.ecoarkusa.com. Our website and the information contained on, or that can be accessed through, our website is not be deemed to be incorporated by reference into this prospectus.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus including the documents incorporated by reference contains forward-looking statements. All statements other than statements of historical facts, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the risk factors that follow and elsewhere in this prospectus and the documents incorporated by reference. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the risk factors that follow and or that are disclosed in our incorporated documents.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus and the information set forth in our reports on Forms 10-K, 10-Q and 8-K incorporated herein by reference, and in the applicable prospectus supplement, before deciding to invest in our common stock. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Information By Reference.” The occurrence of any of the following risks could have a material adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and stock price.

Risk Factors Relating to Our Financial Condition

Until recently we had incurred net losses since our inception and may continue to experience losses and negative cash flow in the future.

As of December 21, 2020, we had cash (including restricted cash) of approximately $1,032,397. Prior to the acquisition of Banner Midstream, we funded our operations principally through the sale of our capital stock and debt instruments. We have also raised substantial operating cash through the exercise of our warrants issued in capital raises over the past two years. Banner Midstream had financed its operations primarily through the issuance of debt securities. Although we recorded net income of approximately $8,985,000 for the fiscal quarter ended September 30, 2020, we had previously incurred operating losses since our inception. For example, we recorded a net loss of approximately $21,181,000 for the fiscal quarter ended June 30, 2020. Approximately 95% of the reported net loss for that fiscal quarter was due to non-cash charges, including a $17,393,000 from a change in the fair value of our warrant derivative liabilities. While our warrant derivative liabilities cause us to incur a non cash loss if our stock price goes up in a given quarter or a non cash gain if it goes down in a quarter, we have experienced substantial exercises since the date of our July 28, 2020 prospectus registering the underlying shares of common stock. As of December 21, 2020, no warrants remained unexercised out of approximately 1,176,472 warrants (on a post-reverse split basis) we issued earlier in 2020. We have an additional approximately 260,000 warrants (on a post-reverse split basis) which have derivative liabilities that will impact our future operating results. Although we expect our revenues to increase from our energy business, we will likely continue to incur losses and experience negative cash flows from operations for the foreseeable future. If we cannot achieve positive cash flow from operations or net income, it may make it more difficult to raise capital based on our common stock on acceptable terms.

Because we require additional capital to fund our business and support our growth, our inability to generate and obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects.

We do not have sufficient working capital and are dependent upon completing a financing to meet our working capital needs over the next 12 months. Since the Banner Acquisition, we have increased our operating expenses in supporting its underlying business and consummating acquisitions of oil and gas properties. We intend to continue to make substantial investments to fund our business and support our growth. Among other things, we need to raise capital through the issuance of equity or debt in order to fund the drilling of oil wells for our recently announced joint venture with a Texas exploration company. In addition to seeking a debt facility to support our growth and acquisition strategy, we are seeking to fund our growth through equity offerings at opportune times when the price of our common stock and external factors provide an opportunity. Any future equity financing will be dependent upon the capital markets in general and those for lower priced issuers in general as well as a variety of other factors which may affect the price of our common stock including:

●	The impact of the presidential election on the stock market;

●	The effect of the presidential election on the regulatory climate including factors which directly affect our business such as climate change, oil and gas drilling, fracking, the growing market for electric vehicles and efforts to ban fossil fuels, and legislation such as California’s AB5 which causes us to treat our owner-operators in our trucking business as employees, which will tend to increase our expenses;

●	The current growth of the alternative-energy markets with so-called “green” funds trading at record highs; and

●	International factors including political unrest which may reduce the prices of oil and gas.

We may not be able to obtain such additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely impacted. In addition, our inability to generate or obtain the financial resources needed may require us to delay, scale back, or eliminate some or all of our operations, which may have a significant adverse impact on our business, operating results and financial condition.

Further, if we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity or debt securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

Because the COVID-19 pandemic has had a material adverse effect on crude oil prices and the economy, the uncertainty relating to its continuation may have a future adverse effect on our business, results of operations, and future prospects.

The global COVID-19 pandemic and the unprecedented actions taken by U.S. federal, state and local governments and governments around the world in order to stop the spread of the virus have had and continue to have a profound impact on the U.S. and global economy, disrupting global supply chains and creating significant volatility in the financial markets. The contraction of the economy caused by the pandemic has, among other things, severely impacted demand for fossil fuels resulting in sharp decline in oil and gas prices. Oil demand significantly deteriorated as a result of the COVID-19 pandemic and corresponding preventative measures taken around the world to mitigate its spread, including “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19.

In the midst of the ongoing COVID-19 pandemic, OPEC and other oil producing nations were initially unable to reach an agreement on production levels for crude oil, at which point Saudi Arabia and Russia initiated efforts to aggressively increase production. The convergence of the COVID-19 pandemic and the crude oil production increases caused the significant dual impact of global oil demand decline and the risk of a substantial increase in supply. While OPEC and other oil producing nations agreed in April 2020 to cut production, downward pressure on commodity prices has remained and could continue for the foreseeable future.

Disruptions and/or uncertainties related to the COVID-19 pandemic for a sustained period of time could have a material adverse impact on our business, our ability to execute on our strategy and to realize the full benefits of the Banner Midstream acquisition. Our production and transportation businesses will likely be significantly affected due to the reduction in oil prices and demand for our services, in the event of a global recession caused by the ongoing effects of COVID-19.

Furthermore, the effect of the pandemic on financial markets and on our Company may limit our ability to raise additional capital in the future on the terms acceptable to us at the time we need it, or at all.

Because of the delay in closing of a $35 million secured loan transaction, we may need additional capital to support our operations and growth.

We have had preliminary conversations about a future financing but have not reached an agreement on terms pending the filing of the registration statement which contains this prospectus. If we are able to close an equity financing, it may be very dilutive to our existing stockholders. We cannot assure you that we will complete any financing in which case we may have to reduce our operations or sell assets.

The Company has secured a commitment for a $35 million long-term loan to be provided to Banner Midstream by a project finance company which would permit us to expand our oil and gas operations. However, the definitive agreement is still pending and is not guaranteed to close. The loan will provide the lender with a pledge of Banner Midstream capital stock, will result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or sell other entities and other operating restrictions that could adversely impact our ability to conduct our business. We continue to seek additional financing in order to support current operations as well as execute on our growth strategy.

We may not be able to obtain additional financing in sufficient amounts or on terms acceptable to us, if at all. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our current master service agreements or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of the lines of operations of our wholly owned subsidiaries or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

We cannot predict our future results because we have a limited operating history.

We acquired our oil and gas business on March 27, 2020, which currently accounts for almost all of our revenues. Given our limited operating history, it may be difficult to evaluate our future performance or prospects. You should consider the uncertainties that we may encounter as a company that should still be considered an early stage company. These uncertainties include:

●	our ability to market our services and products for a profit;

●	our ability to secure and retain key customers; and

●	our evolving business model.

If we are not able to address successfully some or all of these uncertainties, we may not be able to expand our business, compete effectively or achieve profitability.

Because we must periodically evaluate our goodwill for impairment, we could be required to recognize non cash impairment charges in future periods which could have a material adverse impact on our operating results.

A considerable portion of our consolidated assets consists of goodwill. The Company recorded approximately $3.2 million of goodwill in connection with the Trend Holdings acquisition in May 2019, and approximately $7.0 million in connection with the Banner Midstream acquisition in March 2020. We assess goodwill for impairment annually during the fourth fiscal quarter and whenever facts or circumstances indicate that the carrying value of the Company’s goodwill may be impaired. Impairment analysis involves comparing the estimated fair value of a reporting unit to its carrying value. If the carrying value of a reporting unit exceeds its estimated fair value, we record an impairment charge. Determination of fair value requires considerable judgment and is sensitive to changes in underlying assumptions, estimates and market factors. Those assessments may be affected by (i) positive or negative reserve adjustments, (ii) results of drilling activities, (iii) management’s outlook for commodity prices and costs and expenses, (iv) changes in our market capitalization, (v) changes in our weighted average cost of capital and (vi) changes in income taxes. If we are required to recognize noncash charges related to impairment of goodwill, our results of operations would be materially and adversely affected.

Risk Factors Relating to Our Exploration and Production and Transportation Operations

Our energy business will be significantly affected by fluctuations in natural gas and oil prices and future prices will greatly affect our revenues, potential profits, liquidity, growth, and ability to repay our debt.

Our revenues, profitability, liquidity, growth, ability to repay our debt and the value of our assets greatly depend on prices for oil and natural gas.  The markets for these commodities are volatile, and we expect that volatility to continue.  According to Bloomberg as of December 7, 2020 oil prices declined by approximately 29% since the beginning of 2020. The prices of oil and natural gas fluctuate in response to changes in supply and demand (global, regional and local), transportation costs, market uncertainty and other factors that are beyond our control.  Short- and long-term prices are subject to a myriad of factors such as:

●	overall demand, including the relative cost of competing sources of energy or fuel;

●	overall supply, including costs of production;

●	economic factors which depress the economy including COVID-19;

●	the availability, proximity and capacity of pipelines, other transportation facilities and gathering, processing and storage facilities;

●	regional basis differentials;

●	national and worldwide economic and political conditions;

●	weather conditions and seasonal trends;

●	government regulations, such as regulation of natural gas transportation and price controls;

●	inventory levels; and

●	market perceptions of future prices, whether due to the foregoing factors or others.

Oil and gas prices have generally been in a down cycle for over five years even when the economy in the United States grew rapidly. While lower oil prices are helpful to our transportation business since it reduces our costs, it has an inverse effect on our exploration and production business.

We have significant ongoing capital requirements that could affect our profitability if we are unable to generate sufficient cash from operations or obtain financing on favorable terms.

The Company has agreed to fund 100% of the cost, estimated to be approximately $4,700,000, associated with the drilling and completion of an initial deep horizontal well in the Austin Chalk formation as part of their Participation Agreement with Blackbrush Oil & Gas, L.P. The Company has agreed to pay the amount of the drilling costs into a designated escrow account by the commencement of the drilling, which is expected in January 2021. In addition, our transportation business is capital intensive and asset heavy, and our policy of maintaining a young, technology-equipped fleet requires us to expend significant amounts in capital expenditures annually. We expect to pay for projected capital expenditures with cash flows from operations, proceeds from equity sales or financing available under our existing debt instruments. If we were unable to generate sufficient cash from operations, we would need to seek alternative sources of capital, including financing, to meet our capital requirements. In the event that we are unable to generate sufficient cash from operations or obtain financing on favorable terms in the future, we may have to limit our fleet size, enter into less favorable financing arrangements or operate our revenue equipment for longer periods, any of which could have a materially adverse effect on our profitability.

Competition in the oil and natural gas industry is intense, making it more difficult for us to market oil and gas we produce, to acquire interests in new leases, to secure trained personnel and appropriate services, and to raise capital.

Banner Midstream is a relatively small participant in its industry and we face significant competition from major energy companies with substantial financial, management, technical and other resources as well as large and other privately held businesses which have competitive advantages. Our cost of operations is highly dependent on third-party services, and competition for these services can be significant, especially in times when commodity prices are rising.  Similarly, we compete for trained, qualified personnel, and in times of lower prices for the commodities we produce, we and other companies with similar production profiles may not be able to attract and retain this talent.  Our ability to acquire and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and gas and securing trained personnel.  Also, there is substantial competition for capital available for investment in the oil and gas industry.  Our competitors may be able to pay more for personnel, property and services and to attract capital at lower rates.  This may become more likely if prices for natural gas increase faster than prices for oil, as oil comprises a greater percentage of our overall production and transportation business. Because of our small size, we may be more affected than larger competitors.

If we fail to successfully integrate the operations of Banner Midstream with our legacy operations, it may have a material adverse effect on our results of operations.

Since March 27, 2020 when we completed the Banner Acquisition, we have been acquiring oil and gas properties. In addition, we are seeking to acquire additional energy assets in the future. The integration of Banner Midstream and any other assets and businesses we may acquire in the future may be complex and time-consuming and we may encounter difficulties related to such integration, including, among other things:

●	integration of new employees and management into our culture while maintaining focus and providing a consistent, high-quality level of service;

●	unanticipated issues in integrating logistics, information, communications and other systems;

●	diversion of our management’s time and attention particularly with the problems stemming from the COVID-19 pandemic;

●	potential unknown liabilities and liabilities larger than anticipated or unforeseen expenses or delays associated with the acquisition and the integration process; and

●	complexity associated with managing our combined company.

Some of these factors are outside our control including the impact from COVID-19. Our failure to successfully integrate these acquisitions, or otherwise realize any of the anticipated benefits of these acquisitions, could adversely affect our future results of operations. The integration process may be more difficult, costly or time-consuming than we anticipate, which could cause our stock price to decline.

Unless we replace our reserves with new reserves and develop those reserves, our reserves and production will decline, which would adversely affect our future cash flows and results of operations.

Producing oil reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless we conduct successful ongoing exploration and development activities or continually acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Our future reserves and production, and therefore our future cash flow and results of operations, are highly dependent on our success in efficiently developing our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire sufficient additional reserves to replace our current and future production. If we are unable to replace our current and future production, the value of our reserves will decrease, and our business, financial condition and results of operations would be materially and adversely affected.

Drilling for and producing crude oil involves significant risks and uncertainties that could adversely affect our business, financial condition or results of operations.

Our drilling and production activities are subject to many risks, including the risk that we will not discover commercially productive reservoirs. Drilling for crude oil can be unprofitable, not only from dry holes, but from productive wells that do not produce sufficient revenues to return a profit. In addition, our drilling and producing operations may be curtailed, delayed or cancelled as a result of other factors, including but not limited to:

●	unusual or unexpected geological formations and miscalculations;

●	fires;

●	explosions and blowouts;

●	pipe or cement failures;

●	environmental hazards, such as natural gas leaks, oil spills, pipeline and tank ruptures, encountering naturally occurring radioactive materials, and unauthorized discharges of toxic gases, brine, well stimulation and completion fluids, or other pollutants into the surface and subsurface environment;

●	loss of drilling fluid circulation;

●	title problems for the properties on which we drill and resulting restrictions or termination of lease for oil drilling and production operations;

●	facility or equipment malfunctions;

●	unexpected operational events, especially the need to drill significantly deeper than originally contemplated or finding, despite an engineering study to the contrary, that the drilling site is a dry hole that produces no appreciable amounts of crude oil or no crude oil;

●	shortages of skilled personnel or unexpected loss of key drilling and production workers;

●	shortages or delivery delays of equipment and services or of water used in hydraulic fracturing activities;

●	compliance with environmental and other regulatory requirements and any unexpected remedial requirements for violations of environmental or other regulatory requirements;

●	stockholder activism and activities by non-governmental organizations to restrict the exploration, development and production of oil and natural gas so as to minimize emissions of greenhouse gases of “GHG’s”;

●	natural disasters; and

●	adverse weather conditions.

Any of these risks can cause substantial losses, including personal injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution, environmental contamination, clean-up responsibilities, loss of wells, repairs to resume operations; and regulatory fines or penalties. Further, our exposure to operational risks may increase as our drilling activity expands.

We may not be insured or fully insured against certain of the above operational risks, either due to unavailability of such insurance or the high premiums and deductibles. The occurrence of an event that is not covered in full or in part by insurance could have a material adverse impact on our business, financial condition and results of operations.

Climate change legislation or regulations governing the emissions of greenhouse gases could result in increased operating costs and reduce demand for fossil fuels and concern in financial and investment markets over greenhouse gasses and fossil fuel production could adversely affect our access to capital and the price of our common stock.

In response to findings that emissions of carbon dioxide, methane and other greenhouse gases present an endangerment to human health and the environment, the United States Environmental Protection Agency (the “EPA”) has adopted regulations under existing provisions of the Clean Air Act that, among other things, establish Prevention of Significant Deterioration (the “PSD”), construction and Title V operating permit reviews for certain large stationary sources.  Facilities required to obtain PSD permits for their greenhouse gas emissions also will be required to meet “best available control technology” standards that will be established on a case-by-case basis.  EPA rulemakings related to greenhouse gas emissions could adversely affect our operations and restrict or delay our ability to obtain air permits for new or modified sources.

The EPA also has adopted rules requiring the monitoring and reporting of greenhouse gas emissions from specified onshore and offshore natural gas and oil production sources in the United States on an annual basis, which include certain of our operations.  In May 2016, the EPA finalized additional regulations to control methane and volatile organic compound emissions from certain oil and gas equipment and operations.  However, in September 2018 and August 2019, the EPA issued proposed revisions to those regulations, which, if finalized, would reduce certain obligations thereunder.

Although Congress from time to time has considered legislation to reduce emissions of greenhouse gases, there has not been significant activity in the form of adopted legislation to reduce greenhouse gas emissions at the federal level in recent years.  In the absence of such federal climate legislation, a number of states, including states in which we operate, have enacted or passed measures to track and reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and regional greenhouse gas cap-and-trade programs.  Most of these cap-and-trade programs require major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall greenhouse gas emission reduction goal is achieved.  These reductions may cause the cost of allowances to escalate significantly over time.

The adoption and implementation of regulations that require reporting of greenhouse gases or otherwise limit emissions of greenhouse gases from our equipment and operations could require us to incur costs to monitor and report on greenhouse gas emissions or install new equipment to reduce emissions of greenhouse gases associated with our operations.  In addition, these regulatory initiatives could drive down demand for our products by stimulating demand for alternative forms of energy that do not rely on combustion of fossil fuels that serve as a major source of greenhouse gas emissions, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.  At the same time, new laws and regulations are prompting power producers to shift from coal to natural gas, which is increasing demand.

In December 2015, over 190 countries, including the United States, reached an agreement to reduce global greenhouse gas emissions (the “Paris Agreement”).  The Paris Agreement entered into force in November 2016 after more than 70 nations, including the United States, ratified or otherwise indicated their intent to be bound by the agreement.  In November 2019, the United States formally initiated the process for withdrawing from the Paris Agreement and the withdrawal was effective November 4, 2020. President-elect Joe Biden has stated that he intends to rejoin the Paris Agreement.  The terms on which the United States will re-enter the Paris Agreement are uncertain at this time. However, after rejoining the United States will likely need to submit updated emission reduction targets.  To the extent that the United States implements this agreement or impose other climate change regulations on the oil and natural gas industry, or that investors insist on compliance regardless of legal requirements, it could have an adverse effect on our business.

The energy business has benefited from the Trump Administration’s de-regulatory push. The Biden administration is expected to aggressively seek to regulate the energy industry and seek to eliminate in time the use of fossil fuels. This regulatory push will be magnified if the Democrats control both houses of Congress.

We will be further subject to our regulatory efforts such as California announced goal of eliminating the sale of vehicles which use gas by 2035.

Federal, state, and local legislative and regulatory initiatives in the United States relating to hydraulic fracturing or fracking could result in decreased demand for our transportation services, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Although we do not rely on hydraulic fracturing or fracking techniques in our exploration and production operations, our transportation business, which accounted for approximately 79% of our operating revenue in the fiscal quarter ended September 30, 2020, depends to a considerable extent on a continued use of such techniques. We expect to continue to derive a substantial portion of our revenue from our transportation operations for the foreseeable future.

In the United States, hydraulic fracturing is currently generally exempt from regulation under the Underground Injection Control program established under the federal Safe Drinking Water Act, and is typically regulated by state oil and gas commissions or similar agencies. From time to time, the U.S. Congress has considered adopting legislation intended to provide for federal regulation of hydraulic fracturing and to require disclosure of the additives used in the hydraulic-fracturing process. In addition, certain states have adopted, and other states are considering adopting, regulations that could impose new or more stringent permitting, disclosure, disposal and well-construction requirements on hydraulic-fracturing operations. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could cause a decrease in the completion of new oil and gas wells and an associated decrease in demand for our transportation services, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Our operating results fluctuate due to the effect of seasonality in the oil and gas industry.

Operating levels of the oil industry have historically been lower in the winter months because of adverse weather conditions. Accordingly, our revenue generally follows a seasonal pattern. Revenue can also be affected by other adverse weather conditions, holidays and the number of business days during a given period because revenue is directly related to the available working days. From time to time, we may also suffer short-term impacts from severe weather and similar events, such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes, and explosions that could harm our results of operations or make our results of operations more volatile.

We may be subject to various claims and lawsuits in the ordinary course of business, and increases in the amount or severity of these claims and lawsuits could adversely affect us.

We are exposed to various claims and litigation related to commercial disputes, personal injury, property damage, environmental liability and other matters. Proceedings include claims by third parties, and certain proceedings have been certified or purport to be class actions. Developments in regulatory, legislative or judicial standards, material changes to litigation trends, or a catastrophic accident or series of accidents, involving any or all of property damage, personal injury, and environmental liability could have a material adverse effect on our operating results, financial condition and liquidity.

The extension of our active oil and gas mineral leases may be subject to performing continuous drilling operations.

Our oil and gas mineral leases may contain acreage that is either held by production or not. In order to extend the leased acreage not held by production, the Company must maintain minimum continuous drilling operations in order to extend these leases to future periods. The Company’s inability to perform operations during any given period could result in the Company’s losing the rights to future operations on that lease.

The potential lack of availability of, or cost of, drilling rigs, equipment, supplies, personnel and crude oil field services could adversely affect our ability to execute on a timely basis our exploration and development plans within our budget.

When the prices of crude oil increase, or the demand for equipment and services is greater than the supply in certain areas, we could encounter an increase in the cost of securing drilling rigs, equipment and supplies. In addition, larger producers may be more likely to secure access to such equipment by offering more lucrative terms. If we are unable to acquire access to such resources, or can obtain access only at higher prices, our ability to convert our reserves into cash flow could be delayed and the cost of producing those reserves could increase significantly, which would adversely affect our results of operations and financial condition.

Our exploration and production operations are subject to stringent environmental, oil and gas-related and occupational safety and health laws and regulations, and noncompliance with such laws and regulations could expose it to material costs and liabilities.

Our exploration and production operations are subject to stringent federal, state and local laws and regulations governing, among other things, the drilling activities, production rates, the size and shape of drilling and spacing units or proration units, the transportation and sale of crude oil, gas, and the discharging of materials into the environment and environmental protection. These laws and regulations may limit the amount of oil and gas we can produce or limit the number of wells or the locations where we can drill.

Further, we are required to obtain and maintain numerous environmental and oil and gas-related permits, approvals and certificates from various federal, state and local governmental agencies in connection with our exploration and production operations, and may incur substantial costs in doing so. The need to obtain permits could potentially delay, curtail or cease the development of oil and gas projects. The Company may in the future be charged royalties on gas emissions or required to incur certain capital expenditures for air pollution control equipment or other air emissions-related issues. Additionally, our operations are subject to a number of federal and state laws and regulations, including the federal occupational safety and health and comparable state statutes, aimed at protecting the health and safety of employees.

Failure to comply with these laws and regulations may subject the Company to sanctions, including administrative, civil or criminal penalties, remedial cleanups or corrective actions, delays in permitting or performance of projects, natural resource damages and other liabilities. In addition, these laws and regulations may be amended and additional laws and regulations may be adopted in the future with more stringent legal requirements.

Because oil prices are highly volatile, any sustained decline in oil prices could adversely affect our business, financial condition and results of operations and our ability to meet our capital expenditure obligations and financial commitments.

Our future revenues from exploration and production operations, profitability, cash flows, future growth and carrying value of our oil and gas properties will depend on oil prices. Commodity prices, including oil, are highly volatile and may fluctuate widely in response to relatively minor changes in supply and demand and market uncertainty. Additional factors which may affect oil prices and which are beyond our control include but are not limited to, the following factors:

●	worldwide and regional economic conditions impacting the global supply of and demand for oil, including the impact of the COVID-19 pandemic;

●	the price and quantity of foreign imports of oil;

●	political and economic conditions in or affecting other producing regions or countries, including the Middle East, Africa, South America and Russia;

●	actions of the Organization of the Petroleum Exporting Countries, its members and other state-controlled oil companies relating to oil price and production controls;

●	the level of global exploration, development and production;

●	the level of global inventories;

●	prevailing prices on local price indexes in the area in which we operate;

●	the proximity, capacity, cost and availability of gathering and transportation facilities;

●	localized and global supply and demand fundamentals and transportation availability;

●	the cost of exploring for, developing, producing and transporting reserves;

●	weather conditions and other natural disasters;

●	technological advances affecting energy consumption;

●	the price and availability of alternative fuels;

●	expectations about future commodity prices; and

●	U.S. federal, state and local and non-U.S. governmental regulation and taxes.

Lower commodity prices may reduce our cash flows and borrowing ability. If we are unable to obtain needed capital or financing on satisfactory terms, our ability to develop future reserves could be adversely affected. Also, using lower prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits.

If we are required to curtail our drilling program, we may be unable to continue to hold leases that are scheduled to expire, which may further reduce our reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative requirements, future legislation and regulation increasing consumer demand for alternatives to oil, and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil. The impact of the changing demand for oil may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be required to record significant non-cash impairment charges related to a reduction in the carrying value of our proved oil and gas properties, which could materially and adversely affect our results of operations.

We will perform assessments of our oil and gas properties whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. In order to perform these assessments, management will use various observable and unobservable inputs, including management’s outlooks for (i) proved reserves and risk-adjusted probable and possible reserves, (ii) commodity prices, (iii) production costs, (iv) capital expenditures and (v) production. Significant or extended price declines could result in the need to adjust the carrying value of our proved oil and gas properties by recording non-cash impairment charges. To the extent such assessments indicate a reduction of the estimated useful life or estimated future cash flows, the carrying value of the oil and gas properties may not be recoverable and therefore we may be required to record an impairment charge reducing the carrying value of the proved properties to their fair value. Due to the recent decline in the oil and natural gas prices, we may be required to record impairment charges related to the oil and gas properties acquired as part of the Banner Acquisition, which would materially and adversely affect our results of operations in the period incurred.

Our future revenue will depend upon the size of the markets which we target and our ability to achieve continuous and sufficient market acceptance.

Even if we enter all necessary agreements with key customers in the oil industry and purchase enough equipment to satisfy the demand for freight services in the market, our future revenue will depend upon the size of the markets which we target and our ability to achieve continuous and sufficient market acceptance, and such factors as pricing, reimbursement from third-party payors and adequate market share for our services at the target markets.

We anticipate that the Banner Midstream expenses will increase substantially if and as they:

●	continue the research of the market and potential private companies to acquire;

●	expand the scope of our operations on the Territory;

●	establish a supply-demand chain and a respective trucking infrastructure to commercialize our market opportunities;

●	acquire existing businesses and revitalize their operations with the Companies framework;

●	seek to maintain, protect, and expand the Territory;

●	seek to attract and retain skilled personnel; and

●	create additional infrastructure to support our operations as a public company and plan future commercialization efforts.

We may not be able to successfully identify acquisition targets and complete strategic acquisitions to execute our growth strategy, and even if we are able to do so, we may not realize the anticipated benefits of these acquisitions.

As part of our growth strategy we intend to pursue opportunities to acquire companies or assets that will enable us to expand our product and service offerings and to increase our geographic footprint. We routinely review potential acquisitions. However, identifying suitable acquisition targets can be difficult, costly and time-consuming, and we may not be able to do so or complete acquisitions in a timely manner, on a cost-effective basis or at all. Even if completed, we may not realize the anticipated benefits of such acquisitions. Our acquisitions have previously required, and any similar future transactions may also require, significant efforts and expenditures, in particular with respect to integration of acquired assets and business into our legacy operations. We may encounter unexpected difficulties, or incur unexpected costs, in connection with strategic acquisitions and integration efforts, including without limitation:

●	difficulties in the post-acquisition integration of operations and systems;

●	the termination of relationships with key personnel and customers of the acquired company;

●	a failure to add additional employees to manage the increased volume of business;

●	additional post acquisition challenges and complexities in areas such as tax planning, treasury management, financial reporting and legal compliance;

●	risks and liabilities from our acquisitions, some of which may not be discovered during the pre-acquisition due diligence process;

●	a disruption of our ongoing business or an inability of our ongoing business to receive sufficient management attention; and

●	a failure to realize the cost savings or other financial benefits we anticipated prior to acquisition.

Failure to successfully identify suitable acquisition targets, complete strategic acquisitions, or realize the anticipated benefits of completed acquisitions, would undermine our ability to execute on our growth strategy, which would in its turn have a material adverse effect on our results of operations and future prospects.

Our near-term success will depend upon our ability to grow our oilfield services and transportation operations.

Our success will depend, in part, upon our ability to grow our oilfield and transportation services operations. Attracting new customers and joining networks and demand-supply chains requires substantial time and expense. Any failure to commence operations timely would adversely affect our operating results. Many factors could affect the market acceptance and commercial success of our services, including:

●	our ability to convince our potential customers of the advantages, logistic and economic benefits of our services over competitors;

●	the niche scope of our product menu relative to competitors;

●	changes to policies, procedures or currently accepted best practices in transportation business, cargo, and transportation sectors;

●	changes to policies, procedures or currently accepted best practices in the transportation and logistics-industry; and

●	the extent and success of our marketing and sales efforts.

Because we have limited experience operating the recently acquired oil and gas exploration and transportation businesses, our failure to effectively manage the risks and challenges inherent in such businesses could adversely affect our business, operating results, financial condition and growth prospects.

Until we acquired Banner Midstream on March 27, 2020, we had no experience in operating its oil and gas businesses, although Jay Puchir, Banner Midstream’s Chief Executive Officer joined us as our Chief Accounting Officer and continues as Banner Midstream’s Chief Executive Officer. Accordingly, we have limited experience operating these businesses, and, as a result, may encounter challenges and risks inherent in operating such businesses. If we fail to effectively manage the risks and challenges inherent in such businesses, our business, operating results, financial condition and growth prospects would be materially and adversely affected.

Our transportation business is affected by industry-wide economic factors that are largely outside our control.

With the exception of minimal revenue from our investment advisory business, our revenue is from customers in the oil exploration and production industry. As such, our volumes are largely dependent on the economy and our results may be more susceptible to trends in unemployment and how it affects oil prices than carriers that do not have this focus. We believe that some of the most significant factors beyond our control that may negatively impact our operating results are economic changes that affect supply and demand in transportation markets.

The risks associated with these factors are heightened when the United States economy is weakened. Some of the principal risks during such times are as follows:

●	low overall demand levels, which may impair our asset utilization;

●	customers with credit issues and cash flow problems we are not currently aware of;

●	customers bidding out our services or selecting competitors that offer lower rates, in an attempt to lower their costs, forcing us to lower our rates or lose revenue; and

●	more unbilled miles incurred to obtain loads.

Economic conditions that decrease shipping demand or increase the supply of capacity in the trucking transportation industry on the Territory can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. Declining freight levels and rates, a prolonged recession or general economic instability could result in declines in our results of operations, which declines may be material.

We also are subject to cost increases outside our control that could materially reduce our profitability if we are unable to increase our rates sufficiently. Such cost increases include, but are not limited to, fuel and energy prices, driver wages, taxes and interest rates, tolls, license and registration fees, insurance premiums, regulations, revenue equipment and related maintenance costs and healthcare and other benefits for our associates. We cannot predict whether, or in what form, any such cost increase or event could occur. Any such cost increase or event could adversely affect our profitability.

In addition, events outside our control, such as strikes or other work stoppages at our facilities or at customer, port, border or other shipping locations, weather, actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state or heightened security requirements could lead to reduced economic demand, reduced availability of credit or temporary closing of shipping locations or United States borders. Such events or enhanced security measures in connection with such events could impair our operations and result in higher operating costs.

Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments and surcharge collection may increase our costs related to our transportation operations, which could materially and adversely affect our margins.

Fuel represents a significant expense for our transportation business while the sale of oil and to a lesser extent natural gas provides revenues for our business. Diesel fuel prices fluctuate greatly due to factors beyond our control, such as political events, terrorist activities, armed conflicts, depreciation of the dollar against other currencies and weather, such as hurricanes, and other natural or man-made disasters, each of which may lead to an increase in the cost of fuel. Fuel prices also are affected by the rising demand in developing countries and could be adversely impacted by diminished drilling activity and by the use of crude oil and oil reserves for other purposes. Such events may lead not only to increases in fuel prices, but also to fuel shortages and disruptions in the fuel supply chain. Because our operations are dependent upon diesel fuel, and a portion of our business is based on fuel purchased on the spot market at prevailing market rates, significant diesel fuel cost increases, shortages or supply disruptions could materially and adversely affect our operating results and financial condition.

Increases in fuel costs, to the extent not offset by rate per mile increases or fuel surcharges, have an adverse effect on our operations and profitability. While a portion of our fuel costs are covered by pass-through provisions in customer contracts and compensatory fuel surcharge programs, we also incur fuel costs that cannot be recovered even with respect to customers with which we maintain fuel surcharge programs, such as those associated with unbilled miles, or the time when our engines are idling. Because our fuel surcharge recovery lags behind changes in fuel prices, our fuel surcharge recovery may not capture the increased costs we pay for fuel, especially when prices are rising, leading to fluctuations in our levels of reimbursement. Further, during periods of low freight volumes, shippers can use their negotiating leverage to impose less compensatory fuel surcharge policies. In addition, the terms of each customer’s fuel surcharge agreement vary, and customers may seek to modify the terms of their fuel surcharge agreements to minimize recoverability for fuel price increases. Such fuel surcharges may not be maintained indefinitely or may not be sufficiently effective. As of the date of this prospectus, we had no derivative financial instruments to reduce our exposure to fuel price fluctuations.

If we fail to retain and attract qualified drivers, including owner-operators, it could materially adversely affect our results of operations and financial condition.

In our transportation operations, we rely almost exclusively on the fleet of vehicles owned and operated by independent contractors. These independent contractors are responsible for maintaining and operating their own equipment and paying their own fuel, insurance, licenses and other operating costs. Due to high turnover rates, the pool of qualified independent contractor drivers is often limited, which increases competition for their services, especially during times of increased economic activity. We currently face and may in the future continue to face from time- to-time, difficulty in attracting and retaining sufficient number of qualified independent contractor drivers. Additionally, our agreements with independent contractor drivers are terminable by either party without penalty and upon short notice. Our specialty equipment services targeting servicing oil exploration and oil development industries require special training to handle unique operating requirements. We may be legally obligated or otherwise subjected by the industry standards to use physical function tests and hair follicle and urine testing to screen and test all driver applicants, which we believe is a rigorous standard and could decrease the pool of qualified applicants available to us. If we are unable to retain our existing independent contractor drivers or recruit new qualified independent contractor drivers, our business and results of operations could be materially and adversely affected.

The rates we offer our independent contractor drivers are subject to market conditions. Accordingly, we may be required to increase owner-operator compensation or take other measures to retain existing and attract new qualified independent contractor drivers. If we are unable to continue to attract and retain a sufficient number of independent contractor drivers, we could be required to increase our mileage rates and accessorial pay or operate with fewer trucks and face difficulty meeting our clients’ demands, which would in turn have a material adverse effect on our financial condition and operating results.

If owner-operators and their drivers that we rely upon in our transportation business were to be classified as employees instead of independent contractors, our business would be materially and adversely affected.

A number of companies in the logistics industry have been faced with legislation that requires that many independent contractors be treated as employees and receive benefits only available to employees which increases costs. To date, this legislation has been limited to California and is being considered in states where we do not operate. Some companies recently been involved in lawsuits, including class actions, and state tax and other administrative proceedings that claim that owner-operators or their drivers should be treated as employees, rather than independent contractors. These lawsuits and proceedings involve substantial monetary damages (including claims for unpaid wages, overtime, failure to provide meal and rest periods, unreimbursed business expenses and other items), injunctive relief, or both. While we believe that owner-operators and their drivers are properly classified as independent contractors rather than as employees, if their independent contractor status is challenged, we may not be successful in defending against such challenges in some or all jurisdictions in which we offer transportation services. We also may encounter a risk if the National Labor Relations Board (“NLRB”) were to pass a rule to this effect, which could occur if the Democratic nominee is elected President next month. Furthermore, the costs associated with defending or resolving lawsuits relating to the independent contractor status of owner-operators and their drivers could be material to our business.

If legislation is passed in states where we operate, the NLRB passes a rule, or a court or an administrative agency were to determine that owner-operators and their drivers must be classified as employees rather than independent contractors, we could become subject to additional regulatory requirements, including but not limited to tax, wages, and wage and hour laws and requirements (such as those pertaining to minimum wage and overtime); employee benefits, social security, workers’ compensation and unemployment; discrimination, harassment, and retaliation under civil rights laws; claims under laws pertaining to unionizing, collective bargaining, and other concerted activity; and other laws and regulations applicable to employers and employees. Compliance with such laws and regulations would require us to incur significant additional expenses, potentially including without limitation, expenses associated with the application of wage and hour laws (including minimum wage, overtime, and meal and rest period requirements), employee benefits, social security contributions, taxes, and penalties. Additionally, any such reclassification would require us to change our business model, and consequently have an adverse effect on our business and financial condition.

Similar to many companies, we have experienced a spike in our insurance costs, which could have a material adverse effect on our operating results.

Insurance premiums have recently escalated, and we are facing a similar increase in our insurance costs. Our future insurance and claims expense might exceed historical levels, which could reduce our earnings. We self-insure or maintain a high deductible for a portion of our claims exposure resulting from workers’ compensation, auto liability, general liability, cargo and property damage claims, as well as associate health insurance. Estimating the number and severity of claims, as well as related judgment or settlement amounts is inherently difficult. This, along with legal expenses, incurred but not reported claims and other uncertainties can cause unfavorable differences between actual claim costs and our reserve estimates. We plan to reserve for anticipated losses and expenses and periodically evaluate and adjust our claims reserves to reflect our experience. However, ultimate results may differ from our estimates, which could result in losses over our reserved amounts.

We maintain insurance with licensed insurance carriers above the amounts which we retain. Although we believe our aggregate insurance limits should be sufficient to cover reasonably expected claims, the amount of one or more claims could exceed our aggregate coverage limits. If any claim were to exceed our coverage, we would be required to bear the excess, in addition to our other self-insured/retained amounts. As a result, our insurance and claims expense could increase, or we could raise our self-insured retention or deductible when our policies are renewed or replaced. Our operating results and financial condition could be materially and adversely affected if (i) cost per claim, premiums, or the number of claims significantly exceed our estimates, (ii) there is one or more claims in excess of our coverage limits, (iii) our insurance carriers refuse to pay our insurance claims or (iv) we experience a claim for which coverage is not provided.

Because our transportation operations are subject to various environmental laws and regulations, violations could result in substantial fines or penalties.

We are subject to various environmental laws and regulations dealing with the hauling and handling of hazardous materials, air emissions from our vehicles and facilities, and engine idling and discharge. Our transportation operations often involve traveling on unpaved roads located in rural areas, increasing the risk of accidents, and our staging pads often are located in areas where groundwater or other forms of environmental contamination could occur. Our operations involve the risks of environmental damage and hazardous waste disposal, among others. If we are involved in an accident involving hazardous substances, if there are releases of hazardous substances we transport, if soil or groundwater contamination is found at our facilities or results from our operations, or if we are found to be in violation of applicable environmental laws or regulations, we could owe cleanup costs and incur related liabilities, including substantial fines or penalties or civil and criminal liability, any of which could have a materially adverse effect on our business and operating results.

Risks Factors Relating to Our Technology Solutions

Our ability to execute our strategy with respect to our technology segment, depends to a large extent on the outcome of the litigation related to protection of our intellectual property rights.

As previously disclosed, we have filed a complaint against Walmart Inc. in the United States District Court for the Eastern District of Arkansas, Western Division. The complaint includes claims for violation of the Arkansas Trade Secrets Act, violation of the Federal Defend Trade Secrets Act, breach of contract, unfair competition, unjust enrichment, breach of the covenant of good faith and fair dealing, conversion and fraud. The case is scheduled for trial on March 29, 2021. The Complaint seeks $2 billion in damages. Intellectual property and similar litigation is subject to uncertainty and Walmart is vigorously defending the suit. We cannot assure you we will be successful or if we are, how much we will recover.

If we are unable to develop and generate additional demand for our technology services or products, we will likely suffer serious harm to our business.

We have invested significant resources in developing and marketing our technology services and products. Some of our services and products are often considered complex and involve a new approach to the conduct of business by our customers. As a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of our services and products in order to generate additional demand. The market for our services and products may weaken, competitors may develop superior offerings, or we may fail to develop acceptable solutions to address new market conditions. Any one of these events could have a material adverse effect on our business, results of operations, cash flow and financial condition.

Undetected errors or failures in our software, products or services could result in loss or delay in the market acceptance for our products or lost sales.

Because our software services and products, and the environments in which they operate, are complex, our software and products may contain errors that can be detected at any point in its lifecycle. While we continually test our services and products for errors, errors may be found at any time in the future. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our services and products, diversion of development resources, injury to our reputation, increased service and warranty costs, license terminations or renegotiations or costly litigation. Additionally, because our services and products support or rely on other systems and applications, any software or hardware errors or defects in these systems or applications may result in errors in the performance of our service or products, and it may be difficult or impossible to determine where the error resides.

Sales to many of our target customers involve long sales and implementation cycles, which may cause revenues and operating results to vary significantly.

A prospective customer’s decision to purchase our services or products may often involve lengthy evaluation and product qualification processes. Throughout the sales cycle, we anticipate often spending considerable time educating and providing information to prospective customers regarding the use and benefits of our services and products. Budget constraints and the need for multiple approvals within these organizations may also delay the purchase decision. Failure to obtain the timely required approval for a particular project or purchase decision may delay the purchase of our services or products. As a result, we expect that the sales cycle for some of our services and products will typically range to more than 360 days, depending on the availability of funding to the prospective customer. These long cycles may cause delays in any potential sale, and we may spend a large amount of time and resources on prospective customers who decide not to purchase our services or products, which could materially and adversely affect our business.

Additionally, some of our services and products are designed for corporate customers, which will require us to recruit a sales force that understands the needs of these customers, engage in extensive negotiations and provide support to complete sales. If we do not successfully market our services and products to these targeted customers, our operating results will be below our expectations and the expectations of investors and market analysts, which would likely cause the price of our common stock to decline.

Patents, trademarks, copyrights and licenses are important to our technology business, and the inability to defend, obtain or renew such intellectual property could adversely affect the Company’s operating results.

Through Zest Labs, the Company currently holds rights to patents and copyrights relating to certain aspects of its RFID technology, software, and services. In addition, the Company has registered, and/or has applied to register trademarks and service marks in the U.S. and a number of foreign countries for “Intelleflex,” the Intelleflex logo, “Zest,” “Zest Data Services”, the Zest logo, and numerous other trademarks and service marks. Although the Company believes the ownership of such patents, copyrights, trademarks and service marks is an important factor in its business and that its success does depend in part on the ownership thereof, the Company relies primarily on the innovative skills, technical competence, and marketing abilities of its personnel. Loss of a significant number of licenses may have an adverse effect of the Company’s operations.

Many of Zest Labs’ products are designed to include intellectual property obtained from third parties. While it may be necessary in the future to seek or renew licenses relating to various aspects of its products and business methods, the Company believes, based upon past experience and industry practice, such licenses generally could be obtained on commercially reasonable terms; however, there is no guarantee that such licenses could be obtained at all.

The Company relies on licenses to third-party patents and intellectual property, and the Company’s future results could be materially adversely affected if it is alleged or found to have infringed intellectual property rights.

Many of Zest Labs’ products are designed to use third-party intellectual property, and it may be necessary in the future to seek or renew licenses relating to various aspects of its products and business methods. Although the Company believes that, based on past experience and industry practice, such licenses generally could be obtained on commercially reasonable terms, there is no assurance that the necessary licenses would be available on acceptable terms or at all.

If we fail to protect our proprietary information and prevent third parties from making unauthorized use of our products and technology, our financial results could be harmed.

Much of our software and underlying technology is proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and through copyright, patent, trademark, and trade secret laws. However, all of these measures afford only limited protection and may be challenged, invalidated, or circumvented by third parties. Any patent licensed by us or issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property in a cost-effective manner.

Third parties claiming that we infringe on their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products and services.

From time to time, third parties may claim that we have infringed on their intellectual property rights, including claims regarding patents, copyrights, and trademarks. Because of constant technological change in the markets in which we compete, the extensive patent coverage of existing technologies, and the rapid rate of issuance of new patents, it is possible that the number of these claims may grow. In addition, former employers of our former, current, or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could result in costly litigation and distract management from day-to-day operations. If we are not successful in defending such claims, we could be required to stop selling, delay shipments of, or redesign our products, pay significant amounts as monetary damages, enter into royalty or licensing arrangements, or satisfy indemnification obligations that we have with some of our customers. Royalty or licensing arrangements that we may seek in such circumstances may not be available to us on commercially reasonable terms or at all. We may incur significant expenditures to investigate, defend and settle claims related to the use of technology and intellectual property rights as part of our strategy to manage this risk.

We rely on third-party manufacturers for the final assembly of certain of our product related to our technology offerings. If these third-party manufacturers were to become unavailable, we may not be able to replace them on economical terms or at all, and our business would be harmed.

A failure by such manufacturers to provide manufacturing services to us, or any disruption in such manufacturing services, may adversely affect our business. We may incur increased business disruption risk due to the dependence on these third-party manufacturers, as we are not able to exercise direct control over the assembly or related operations of certain of our products. If these third-party manufacturers experience financial difficulties or fail to meet our manufacturing needs, then we may be unable to satisfy customer product demands, lose sales, and be unable to maintain customer relationships. Longer production lead times may result in shortages of certain products and inadequate inventories during periods of unanticipated higher demand. Without such third parties continuing to manufacture our products, we may have no other means of final assembly of certain of our products until we are able to secure the manufacturing capability at another facility or develop an alternative manufacturing facility. This transition could be costly and time consuming.

The Company is subject to risks associated with laws, regulations and industry-imposed standards related to wireless communications devices.

Laws and regulations related to wireless communications devices in the many jurisdictions in which Zest Labs operates and seeks to operate are extensive and subject to change. Such changes, which could include but are not limited to restrictions on production, manufacture, distribution, and use of the device, may have a material adverse effect on the Company’s financial condition and operating results.

Wireless communication devices, such as RFID readers, are subject to certification and regulation by governmental and standardization bodies. These certification processes are extensive and time consuming, and could result in additional testing requirements, product modifications or delays in product shipment dates, which may have a material adverse effect on the Company’s financial condition and operating results.

Because of technological changes in the business software, web and device applications, sensors and sensor-based devices, and RFID and wireless communication industries, current extensive patent coverage, and the rapid issuance of new patents, it is possible that certain components of Zest Labs’ products and business methods may unknowingly infringe the patents or other intellectual property rights of third parties. From time to time, Zest Labs may be notified that it may be infringing such rights. Responding to such claims, regardless of their merit, can consume significant time and expense. In certain cases, the Company may consider the desirability of entering into licensing agreements, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur. If there is a temporary or permanent injunction prohibiting the Company from marketing or selling certain products or a successful claim of infringement against the Company requires it to pay royalties to a third party, the Company’s financial condition and operating results could be materially adversely affected.

The inability to obtain certain components could adversely impact the Company’s ability to deliver on its contractual commitments which could negatively impact our results of operations and cash flows.

Although most components essential to the Company’s business are generally available from multiple sources, certain key components including, but not limited to, microprocessors, enclosures, certain RFID custom integrated circuits, and application-specific integrated circuits are currently obtained by the Company from single or limited sources. Some key components, while currently available to the Company from multiple sources, are at times subject to industry-wide availability constraints and pricing pressures. If the supply of a key or single-sourced component to the Company were to be delayed or curtailed or in the event a key manufacturing vendor delayed shipment of completed products to the Company, the Company’s ability to ship related products in desired quantities, and in a timely manner, could be adversely affected. The Company’s business and financial performance could also be adversely affected depending on the time required to obtain sufficient quantities from the original source, or to identify and obtain sufficient quantities from an alternative source. Continued availability of these components may be affected if suppliers were to decide to concentrate on the production of common components instead of components customized to meet the Company’s requirements. The Company attempts to mitigate these potential risks by working closely with these and other key suppliers on product introduction plans, strategic inventories, coordinated product introductions, and internal and external manufacturing schedules and levels. Consistent with industry practice, the Company acquires components through a combination of formal purchase orders, supplier contracts, and open orders based on projected demand information. However, adverse changes in the supply chain of the Company’s vendors may adversely impact the supply of key components.

Other Risks That May Affect Us

Our future success depends on our ability to retain and attract high-quality personnel, and the efforts, abilities and continued service of our senior management.

Our future success depends on our ability to attract, hire, train and retain a number of highly skilled employees and on the service and performance of our senior management team and other key personnel, including service center managers. The loss of the services of our executive officers or other key employees and inadequate succession planning could cause substantial disruption to our business operations, deplete our institutional knowledge base and erode our competitive advantage, which would adversely affect our business. Competition for qualified personnel possessing the skills necessary to implement our strategy is intense, and we may fail to attract or retain the employees necessary to execute our business model successfully. We do not have “key person” life insurance policies covering any of our executive officers, other than Peter Mehring, the president of Zest Labs.

Our success will depend to a significant degree upon the continued efforts of our key management, engineering and other personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on Randy May, our Chief Executive Officer, William Hoagland, our Chief Financial officer, Jay Puchir, our Chief Accounting Officer, and Peter Mehring, President of Zest Labs. If any members of our management team leave our employment, our business could suffer, and the share price of our common stock could decline.

If we cannot manage our growth effectively, our results of operations would be materially and adversely affected.

We have recently experienced significant growth commencing with and following the Banner Acquisition. Our business model relies on our rapidly growing our oil and gas drilling and transportation businesses. Businesses that grow rapidly often have difficulty managing their growth while maintaining their compliance and quality standards. If we continue to grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing additional executive and key personnel capable of providing the necessary support. There can be no assurance that our management, along with our staff, will be able to effectively manage our growth. Our failure to meet the challenges associated with rapid growth could materially and adversely affect our business and operating results.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

We are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Sarbanes-Oxley Act which requires, among other things, that public companies maintain effective disclosure controls and procedures and internal control over financial reporting.

Our management concluded that our disclosure controls and procedures were not effective as of June 30, 2020 due to inadequate segregation of duties consistent with control objectives. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which could result in loss of investor confidence and could have an adverse effect on our stock price.

Failure of our information technology systems or data security breaches, including as the result of cyber security attacks, affecting us or our business associates, may adversely affect our financial condition and operating results.

We depend on information technology systems and services in conducting our business. We use these technologies for internal purposes, including data storage and processing, transmissions, as well as in our interactions with our business associates. Examples of these digital technologies include analytics, automation, and cloud services. If any of our financial, operational, or other data processing systems are compromised, fail or have other significant shortcomings, it could disrupt our business, result in potential liability or reputational damage or otherwise have a material adverse effect on our financial condition and operating results.

Risks Relating to Our Common Stock

Because our common stock trades on the OTCQB, we are subject to the unwillingness of most institutional investors to purchase our common stock as well as the general limited liquidity of that trading market.

Our common stock is currently traded on the OTCQB, which is not a national securities exchange. Most institutional investors will only purchase securities which trade on one of the markets operated by the Nasdaq Stock Market or the New York Stock Exchange. As a result, the OTCQB is generally less liquid then the leading stock exchanges. While the market for our common stock has been relatively active, we believe our failure to be listed on a leading national securities exchange has reduced our liquidity. We cannot assure you that our recent liquidity will be maintained or that investors will not encounter difficulties in selling their common stock in the future at present levels or if the absence of sufficient liquidity will harm our stockholders in the future.

Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

Of the 21,579,588 shares of common stock outstanding as of December 21, 2020, approximately 17,009,262 shares are held by investors who are not our affiliates or holders of restricted stock. All of these shares of unrestricted stock are freely tradeable. The remaining shares may be sold subject to the volume limits of Rule 144 which limits sales by any affiliate to 1% of outstanding shares in any three-month period. Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our common stock and could make it more difficult for us to raise funds in the future through an offering of our securities.

The price of our common stock is subject to volatility, including for reasons unrelated to our operating performance, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to a number of factors, some of which may be outside our control, including but not limited to, the following factors:

●	actual or anticipated variations in our operating results;

●	changes in market valuations of companies in the oil and gas industry;

●	announcements of developments by us or our competitors;

●	future oil prices;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, significant contracts, or other material developments that may affect our prospects;

●	the results of the Walmart litigation;

●	the continuation of the economic slump;

●	the continuation of the COVID-19 pandemic and shutdowns in the Territory;

●	adoption of new accounting standards affecting our industry;

●	additions or departures of key personnel;

●	sales of our common stock or other securities in the open market; and

●	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and Company resources, which could harm our business and financial condition.

Future changes in the fair value of outstanding warrants could result in volatility of our reported results of operations.

Because of the derivative liability caused by our outstanding warrants, the increase or decrease in our common stock price each quarter (measured from the first day to the last day) is either a non-cash expense or income. If the price rises as it did in the quarter ended June 30, 2020, we are required to report the expense, which increases our actual operating loss. Contrarily a price decrease in a given quarter will cause to report income. The risk is investors will react to our reported bottom line, which will increase volatility in our stock price.

Because we can issue “blank check” preferred stock without stockholder approval, it could adversely impact the rights of holders of our common stock.

Under our Articles of Incorporation our Board of Directors may approve an issuance of up to 5,000,000 shares of “blank check” preferred stock without seeking stockholder approval. Any additional shares of preferred stock that we issue in the future may rank ahead of our common stock in terms of dividend or liquidation rights and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our Company. Although we have no present intention to issue any additional shares of authorized preferred stock, there can be no assurance that we will not do so in the future. The registration statement, of which this prospectus is a part, permits us to issue preferred stock including blank check preferred stock.

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities by us to provide additional funds for working capital and other general corporate purposes. Any specific allocation of the net proceeds of an offering of securities will be determined at the time of such offering and will be described in the accompanying supplement to this prospectus.

DESCRIPTION OF CAPITAL STOCK

The number of shares of common stock issued and outstanding, the number of shares of common stock underlying outstanding options and warrants, and the number of shares of common stock the Company is authorized to issue give effect to the one-for-five reverse stock split of the Company’s common stock and a simultaneous proportionate reduction of the authorized common stock effected as of December 17, 2020.

We are soliciting proxies from our stockholders to approve the following proposals at the special meeting of the stockholders of the Company scheduled to take place at 1:00 p.m. ET on December 29, 2020 (the “Special Meeting”):

1.	ratify the amendment to the Articles of Incorporation of the Company to increase the number of shares of common stock the Company is authorized to issue from 20,000,000 shares 40,000,000 shares (the “Authorized Capital Increase”);

2.	approve an amendment to the Articles of Incorporation to decrease the number of shares of common stock the Company is authorized to issue from 40,000,000 shares to 30,000,000 shares, if the Authorized Capital Increase is ratified; and

3.	approve an amendment to the Articles of Incorporation to increase the number of shares of common stock the Company is authorized to issue from 20,000,000 to 30,000,000 shares, if the Authorized Capital Increase is not ratified.

Our ability to issue shares of common stock in excess of 20,000,000 shares is subject to the approval by the stockholders at the Special Meeting of the proposal to ratify the Authorized Capital Increase, or alternatively the proposal to increase the number of shares of common stock the Company is authorized to issue from 20,000,000 to 30,000,000 shares, the filing with the Nevada Secretary of State and effectiveness of a Certificate of Validation or a Certificate of Amendment to Articles of Incorporation (as applicable), and/or any other documents, or taking any other action, as may be required under Nevada law in connection with the ratification of the Authorized Capital Increase, all as described in the revised definitive proxy statement on Schedule 14A filed and mailed to the stockholders of the Company on December 11, 2020 in connection with the Special Meeting.

Common Stock

We are authorized to issue 40,000,000 shares of common stock, par value $0.001 per share, subject to the ratification by our stockholders at the Special Meeting of the amendment to the Articles of Incorporation of the Company effecting the Authorized Capital Increase in March 2020. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities and there are no redemption provisions applicable to our common stock.

The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

As of December 21, 2020, we had 21,579,588 shares of common stock outstanding. In addition, as of that date, there were 2,419,569 shares underlying our outstanding stock options and 352,000 underlying outstanding warrants.

Preferred Stock

We are authorized to issue 5,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. As the date of this prospectus, we had no shares of preferred stock issued and outstanding.

Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of our stockholders unless such authorization is required by applicable law, or the rules of any securities exchange or market on which our stock is then listed or admitted or trading.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company. For a description of how future issuances of our preferred stock could affect the rights of our stockholders, see “Certain Provisions of Nevada Law and of Our Charter and Bylaws – Articles of Incorporation and Bylaws,” below.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

●	the title and stated or par value of the preferred stock;

●	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

●	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

●	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

●	the provisions for a sinking fund, if any, for the preferred stock;

●	any voting rights of the preferred stock;

●	the provisions for redemption, if applicable, of the preferred stock;

●	any listing of the preferred stock on any securities exchange;

●	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

●	if appropriate, a discussion of federal income tax consequences applicable to the preferred stock; and

●	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. Set forth below is a brief summary of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be described in the applicable prospectus supplement.

The following descriptions, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the Commission in connection with any offering of warrants.

General

The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including the following:

●	the title of the warrants;

●	the offering price for the warrants, if any;

●	the aggregate number of the warrants;

●	the exercise price of the warrants;

●	the terms of the security that may be purchased upon exercise of the warrants;

●	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

●	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

●	the dates on which the right to exercise the warrants commence and expire;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	if applicable, a discussion of material United States federal income tax considerations;

●	anti-dilution provisions of the warrants, if any;

●	redemption or call provisions, if any, applicable to the warrants; and

●	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of warrants

Each warrant will entitle the holder of the warrant to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus or any prospectus supplement in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any times before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

●	the designation and the terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

Transfer Agent

We have appointed Philadelphia Stock Transfer, Inc. as our transfer agent. Their contact information is: 2320 Haverford Rd., Suite 230 Ardmore, PA 19003.

CERTAIN PROVISIONS OF NEVADA LAW AND OF OUR CHARTER AND BYLAWS

Anti-Takeover Effects of Nevada Law

We may currently be, or in the future become, subject to the provisions of the Nevada Revised Statutes regarding the acquisition of controlling interest (the “Controlling Interest Law”). A corporation is subject to the Controlling Interest Law if it has more than 200 stockholders of record, at least 100 of whom are residents of Nevada, and if the corporation does business in Nevada, directly or through an affiliated corporation. The Controlling Interest Law may have the effect of discouraging corporate takeovers. As of December 21, 2020, we had three stockholders of record who are residents of Nevada.

The Controlling Interest Law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the Controlling Interest Law is that an acquiring person, and those acting in association with such person, will obtain only such voting rights in the controlling interest as are conferred by a resolution of (1) a majority of the stockholders of the corporation and, if applicable (2) a majority of each class or series of outstanding shares of which the acquisition would adversely affect or alter a preference or relative or other right, approved at a special or annual stockholders’ meeting. The Controlling Interest Law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved in accordance with the Controlling Interest Law. However, if the stockholders do not grant voting rights to the shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others, and so long as the subsequent buyer or buyers of those shares themselves do not acquire a controlling interest, those shares would not be governed by the Controlling Interest Law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to dissent to the acquisition and demand fair value for such stockholder’s shares pursuant to applicable provisions of Chapter 92 of the Nevada Revised Statutes governing rights and procedures for dissenting stockholders.

In addition to the Controlling Interest Law, Nevada has a business combination law, which prohibits certain business combinations between Nevada publicly traded corporations and any “interested stockholder” for two years after the interested stockholder first becomes an interested stockholder, unless the board of directors of the corporation approved the combination before the person became an interested stockholder or the corporation’s board of directors approves the transaction and at least 60% of the corporation’s disinterested stockholders approve the combination at an annual or special meeting thereof. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if they cannot obtain the approval of our Board of Directors or stockholders.

In addition, under Nevada law directors may be removed only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, which could also have an anti-takeover effect.

Articles of Incorporation and Bylaws

Provisions of our articles of incorporation, as amended, and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our articles of incorporation and bylaws:

●	permit our Board to issue up to 5,000,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as our Board may designate, including the right to approve an acquisition or other change in control;

●	provide that the authorized number of directors may be changed only by a resolution adopted by a majority of our stockholders or a majority of the whole Board;

●	provide that, for interim periods before the next meeting of the stockholders held for the election of directors, all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

●	provide that special meetings of stockholders may be called only by the directors or by any officer instructed by the directors to call the meeting;

●	provide advance notice provisions applicable to a stockholder who wishes to nominate a director or propose other business to be considered at a stockholders’ meeting.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

●	through underwriters or brokers;

●	directly to purchasers;

●	in a rights offering;

●	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933 (the “Securities Act”) to or through a market maker or into an existing trading market on an exchange or otherwise;

●	through agents;

●	in block trades;

●	through a combination of any of these methods; or

●	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we may issue the securities as a dividend or distribution to our existing stockholders or other security holders.

The prospectus supplement with respect to any offering of securities will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price or initial public offering price of the securities;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any discounts or concessions allowed or re-allowed or paid to brokers;

●	any commissions paid to agents; and

●	any securities exchange on which the securities may be listed.

Sale through Underwriters or Brokers

If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to brokers.

We will describe the name or names of any underwriters, brokers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through brokers, and these brokers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, brokers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering, sales made directly on OTCQB, the existing trading market for our common stock, or sales made to or through a market maker other than on OTCQB. The name of any such underwriter or agent involved in the offer and sale of our securities, the amounts underwritten, and the nature of its obligations to take our securities will be described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our shares of common stock, which are currently traded on OTCQB. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

Under agreements we may enter into, we may indemnify underwriters, brokers, and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, brokers or agents may be required to make.

Any compensation we pay underwriters or brokers will be subject to the guidelines of the Financial Industry Regulatory Authority, Inc. We will disclose the compensation in any applicable prospectus supplement or pricing supplement, as the case may be.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to brokers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

From time to time, we may engage in transactions with these underwriters, brokers, and agents in the ordinary course of business.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We also may sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or brokers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, brokers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, brokers, agents or remarketing firms may be required to make. Underwriters, brokers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A., Palm Beach Gardens, Florida.

EXPERTS

The consolidated financial statements of the Company as of and for the fiscal years ended March 31, 2020 and 2019 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance on the report of RBSM LLP.

The audited consolidated financial statements of Banner Midstream Corp. as of and for the years ended December 31, 2019 and 2018, the audited financial statements of Shamrock Upstream Energy LLC as of and for the years ended December 31, 2019 and 2018, and the audited combined financial statements of White River Operating LLC and White River Energy LLC as of June 30, 2019 and for the period from April 1, 2019 (inception) through June 30, 2019, which were acquired by the Company on March 27, 2020, filed as exhibits to the Company’s Current Report on Form 8-K/A on June 14, 2020, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance on the reports of RBSM LLP.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The documents listed below are incorporated by reference into this prospectus:

●	Our annual report on Form 10-K for the year ended March 31, 2020 filed on June 29, 2020;

●	Our quarterly report on Form 10-Q for the quarter ended June 30, 2020 filed on August 13, 2020, as amended, and quarterly report on Form 10-Q for the quarter ended September 30, 2020 filed on November 6, 2020;

●	Our current reports on Form 8-K filed on April 2, 2020, as amended by Form 8-K/A filed on July 14, 2020, April 7, 2020, May 11, 2020, August 20, 2020, September 11, 2020, October 15, 2020, October 16, 2020, October 27, 2020, November 18, 2020, December 2, 2020, December 3, 2020, and December 16, 2020;

●	Our definitive proxy statement on Schedule 14A filed on December 1, 2020 and our revised definitive proxy statement on Schedule 14A filed on December 11, 2020; and

●	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 333-151633), filed under Section 12(g) of the Exchange Act on August 1, 2008, including any subsequent amendment or report filed for the purpose of amending such description.

All reports and other documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the completion or termination of the offering of the securities hereunder, including all such reports and documents we may file with the Commission after the date of the initial filing of and prior to the effectiveness of the registration statement, will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports or portions thereof that we “furnish” to the Commission will not be considered incorporated by reference into this prospectus.

We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials by contacting us at:

Ecoark Holdings, Inc.

303 Pearl Parkway Suite 200

San Antonio, TX 78215

1 (800) 762-7293

We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K. The Commission maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, including the Company at www.sec.gov. You may also access our Exchange Act reports and proxy statements free of charge at our website, www.ecoarkusa.com/investor-relations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the Commission Registration Fees.

Commission registration fees	$8,728
Printing expenses	$(1)
Accounting fees and expenses	$(1)
Legal fees and expenses	$(1)
Miscellaneous	$(1)
Total	$(1)

(1) These fees are dependent on the type and number of securities offered and cannot be determined at this time. Additional information regarding estimated fees and expenses will be provided at the time that such information is required to be included in a prospectus supplement.

Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of NRS Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

Article VI of the amended and restated bylaws of the Company provides that the Company shall, to the fullest extent permitted by the NRS, as now or hereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
2.1	Stock Purchase and Sale Agreement by and between Ecoark Holdings, Inc. and Banner Energy Services Corp. (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 2, 2020)
3.1	Articles of Incorporation, as amended***
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Form 8-K filed on April 28, 2017)
4.1	Specimen Common Stock Certificate***
4.2	Specimen Preferred Stock Certificate and Form of Certificate of Designation of Preferred Stock*
4.3	Form of Warrant Agreement and Warrant Certificate*
5.1	Legal Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.**
23.1	Consent of RBSM LLP – Ecoark Holdings, Inc.**
23.2	Consent of RBSM LLP – Banner Midstream Corp.**
23.3	Consent of RBSM LLP – Shamrock Upstream Energy LLC**
23.4	Consent of RBSM LLP – White River**
23.5	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A. (included in Exhibit 5.1)**

*	To be filed by amendment or by Current Report on Form 8-K.
**	Filed herewith.
***	Previously filed.

Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Antonio, State of Texas, on December 26, 2020.

Ecoark Holdings, Inc.

By:	/s/ Randy S. May
Randy S. May
Chief Executive Officer (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randy S. May	Chief Executive Officer (Principal Executive Officer) and	December 26, 2020
Randy S. May	Chairman of the Board of Directors

/s/ William B. Hoagland	Chief Financial Officer	December 26, 2020
William B. Hoagland	(Principal Financial Officer)

/s/ Jim Galla	Chief Accounting Officer	December 26, 2020
Jim Galla	(Principal Accounting Officer)

/s/ Steven K. Nelson	Director	December 26, 2020
Steven K. Nelson

/s/ Peter A. Mehring	Director	December 27, 2020
Peter A. Mehring

/s/ Gary M. Metzger	Director	December 26, 2020
Gary M. Metzger

/s/ John P. Cahill	Director	December 26, 2020
John P. Cahill